Exhibit 10.39

FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT OF KAREN DYKSTRA

This FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT OF KAREN DYKSTRA (the “First Amendment”), by and between AOL Inc., a Delaware corporation (“Company”), and Karen Dykstra (“Executive”) is made and entered into as of November 7, 2013 (the “Effective Date”).

WHEREAS, Executive and Company entered into an employment agreement dated as of September 19, 2012 (the “Employment Agreement”); and

WHEREAS, Company expanded Executive’s role at Company and, in accordance with the expanded responsibility, Company has agreed to change certain terms of the Executive’s compensation and desires to amend the Employment Agreement to reflect these changes.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive and Company agree as follows:

1. Paragraph 2A of the Employment Agreement is replaced with the following new Paragraph 2A:

Duties. Executive shall be Chief Financial and Administrative Officer and an Executive Vice President of Company, effective as of July 1, 2013, and shall perform all duties incident to such positions as well as any other lawful duties as may from time to time be assigned by the Chief Executive Officer, which duties and authority shall be consistent, and those normally associated, with Executive’s position, and agrees to abide by all Company by-laws, policies, practices, procedures, or rules, including Company’s Standards of Business Conduct (the “SBC”) that are provided or made available to Executive. Executive shall report directly to the Chief Executive Officer. Executive will be expected to perform services for Company at Company’s New York, New York office, subject to such travel as may be required in the performance of Executive’s duties.

2. Paragraph 4A of the Employment Agreement is hereby replaced with the following:

Base Salary. During the Employment Term and effective as of July 1, 2013 Company shall pay Executive a base salary at the rate of no less than $31,250.00 semi-monthly, less applicable withholdings, which is $750,000.00 on an annual basis (“Base Salary”). Executive’s semi-monthly paydays fall on the 15th and the last day of each month. If the 15th or the last day of the month falls on a weekend or bank holiday, the payday is the preceding business day. Executive’s Base Salary will be reviewed annually during the Employment Term and may be increased based on Executive’s individual performance or increases in competitive market conditions. Executive’s Base Salary may be decreased upon mutual consent of Company and Executive.

3. Paragraph 4C of the Employment Agreement is hereby replaced with the following:

Annual Bonus. In addition to Executive’s Base Salary, Executive will be eligible to participate in Company’s Annual Bonus Plan (the “ABP”), pursuant to its terms as determined by Company from time to time. Pursuant to the ABP, Company will review its performance (including, if applicable, Brand/Segment/Group performance) and Executive’s individual performance and will determine Executive’s bonus under the ABP, if any (“Bonus”). Although as a general matter in cases of satisfactory individual performance, Company would expect to pay a Bonus at the target level provided for in the ABP where Company has met target performance for a given year, Company does not commit to paying any Bonus, and Executive’s Bonus may be negatively affected by the exercise of Company’s discretion or by Company performance. Although any Bonus (and its amount, if a Bonus is paid) is fully discretionary and subject to the terms of the ABP, Executive’s target Bonus opportunity during the Employment Term is one hundred twenty-five percent (125%) of Executive’s Base Salary effective as of July 1, 2013. For calendar year 2013, Executive’s ABP bonus opportunity will be pro-rated for the period from January 1, 2013 through June 30, 2013 to reflect Executive’s target bonus opportunity and base salary prior to July 1, 2013.

4. A new subsection 4D(iv) is hereby added to Paragraph 4D of the Employment Agreement:

Promotional Equity Grant.

(a) Company shall grant to Executive an equity award that shall have an equity value equal to $500,000.00 on the date of grant. Based on the equity value on the date of grant, one-third of the equity award will be comprised of restricted stock units (“Additional RSUs”) (rounded down to the nearest whole number of units), one-third of the equity award will be comprised of stock options (“Additional Stock Options”) (rounded down to the nearest whole share), and the remaining one-third of the equity award will be comprised of performance shares based on relative total shareholder return (“Additional Performance Shares”)(rounded down to the nearest whole share). Equity value of Additional RSUs and Additional Performance Shares will be determined based on the closing price of a share of Company common stock, par value $.01 per share, on the date of grant. Equity value of Additional Stock Options will be determined based on the standard option valuation formula used by Company. The grant of the Additional RSUs, Additional Stock Options and Additional Performance Shares provided by this subsection shall generally be made in an administratively reasonable period of time following the date that Executive signs the First Amendment, subject to compliance with applicable law and the schedule of the Compensation Committee of the Board.

(b) Executive’s Additional RSUs will vest over a three-year period following the date of grant, with one-third vesting on the first anniversary of the grant date and one-third vesting on each of the second and third anniversaries of the grant date, provided, that Executive is continuously employed with Company from the grant date to each applicable vesting date. Except as may be otherwise provided in the applicable award agreement, any Additional RSU that is unvested on the date of Executive’s termination for any reason shall be forfeited on such date of termination.

(c) Executive’s Additional Stock Options will vest over a three-year period following the date of grant, with one-third of such Stock Options vesting on the first (1st) anniversary of the date of grant, and monthly thereafter in substantially equal installments over the remaining two (2) years, provided, that Executive is continuously employed with Company from the grant date to each applicable vesting date. Except as may be otherwise provided in the applicable award agreement, any Additional Stock Option that is unvested on the date of Executive’s termination for any reason shall be forfeited on such date of termination.

(d) Subject to achievement of performance objectives, Additional Performance Shares shall vest following the Committee’s certification of performance following the end of a three-year performance period, commencing January 1, 2013, provided, that Executive is continuously employed with Company from the grant date to the applicable vesting date. Except as may be otherwise provided in the applicable award agreement, any Performance Share that is unvested on the date of Executive’s termination for any reason shall be forfeited on such date of termination.

5. The following language is added to the end of Paragraph 4.D(iii)(e) of the Employment Agreement:

Notwithstanding the foregoing, for the avoidance of doubt, to the extent that on or after November 1, 2013, Company grants any equity award that becomes fully vested over a period of at least three years based on continuous service, the provisions of this paragraph 4.D(iii)(e) shall not apply and no amendments shall be made to Executive’s outstanding and unvested equity incentive awards on account of any such grant.

6. Counterparts. This First Amendment may be signed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

7. Entire Agreement. The Employment Agreement (as amended by this First Amendment) contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, written or oral, between the parties with respect thereto. This paragraph does not replace or supersede the Entire Agreement paragraph (Paragraph 10.K) in the Employment Agreement except insofar as this First Amendment is incorporated into the scope of the terms of that paragraph.

8. Employment Agreement Terms. Except as provided in this First Amendment, all terms and conditions of the Employment Agreement shall remain in effect and shall not be altered by this First Amendment.

(Signature page to First Amendment follows)

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first written above.

AOL INC.

By:	/s/ Julie Jacobs
Name:	Julie Jacobs
Title:	EVP and General Counsel

EXECUTIVE
/s/ Karen Dykstra
Karen Dykstra
Executive Vice President and Chief Financial and
Administrative Officer